Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Second Quarter 2024 Financial Results

August 13, 2024

Welcome [George Karamanos]

Welcome to our Q2 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q2 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks and our Quarterly Earnings Snapshot in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update [Riley McCormack]

Thank you, George, and hello everyone.

I want to begin this call by reiterating the core tenets of our strategy.  When we get to the subsequent discussion of Q2, I encourage you to examine our progress with these core tenets in mind. Doing so will help frame the accomplishments we achieved in the quarter, and more importantly, provide context as to where we’re going from here.

As our world becomes increasingly digital and companies progress their digital transformation journeys, Digimarc maximizes the ways in which products and multimedia can digitally interact with the various systems that surround them. We excel at the identification and authentication of physical goods and digital assets, often at massive scale, and often where other means of identification or authentication don’t work well…or don’t work at all.

Our focus is on converting this large Total Addressable Market (TAM) into substantial free cash flow by positioning ourselves to deliver high and long-lasting top-line growth at world-class operating margins. This starts with our being easy to begin doing business with and excellent at guiding customers along their Digimarc journey, and is aided by four key tailwinds we have been very intentional to create:

1. Our incredibly deep and wide moats allow us to offer differentiated products. In turn, our differentiated products enable us to create new markets and disrupt existing ones.

2. The need to identify or authenticate physical goods and digital assets is universal, meaning almost every entity in the world is a potential Digimarc customer. Additionally, because our technology enables us to identify and authenticate things where other solutions don’t work well or don’t work at all, our ecosystem consists of companies incentivized to partner with us rather than posing a competitive risk.

3. There are many use cases that require companies to identify or authenticate their physical items and digital assets, and there are many ways we can configure our technology to achieve these goals. Therefore, our ability to productize new functionality is open-ended. This means our already large TAM will continue to grow as we either launch new products or add opportunity-unlocking functionality to existing ones.

4. We engineer our products to be accretive, meaning the more Digimarc products a customer buys, the more value each product delivers. This positions us to harvest the low-hanging and highly profitable fruit of cross-sells and upsells for years to come.

Turning now to Q2, we made significant progress on multiple fronts, highlighted by three developments likely to have a profound impact on the second half of this year and beyond.  Before providing these important updates, I want to reiterate two points.

First, because we are early in the journey to our ultimate and massive scale, our net Annual Recurring Revenue (ARR) growth can be lumpy when looked at on a quarterly basis.

As a reminder, quarterly net ARR growth is the output of gross addition to ARR minus churn.  In Q2, churn almost entirely offset our gross add.  A significant driver of this dynamic was the transition of our preferred partner engagement model to our new Center of Expertise (CoE) program. While this transition results in less upfront ARR, it leads to two significant benefits that should payoff for years: greater ARR upside over time, and more focused, repeatable, scalable, and profitable growth.  Two things to note on this transition and its impact on our quarterly net ARR results, both in Q2 and beyond.  First, even with the headwind of lower upfront ARR, we slightly exceeded the Q2 gross add target set in our 2024 budget. Second, as of the end of Q2, the partners that remain in our historic partner program are not candidates to transition to our CoE program.

On our February call we discussed the reasons why we believe so strongly in the CoE program, and in a June press release, we announced the program’s founding members.  Over the past few months, we have become even more convinced of the power of this new program, and beyond the positive impact it is already having on our sales pipeline, I am thrilled to announce we closed our first CoE-sourced contract during the quarter—a multi-year Digimarc Validate deal.

Second, and as evidenced by our historic results, while this lumpiness will lead to quarters like Q2 where quarterly net ARR growth is below trend, it will also lead to quarters where quarterly growth is significantly above trend. When we say we expect our business to be lumpy until we reach a larger scale, we use that term as it is truly intended, not as a euphemism for “weak.”  This is why we prefer to measure our ARR over one-year and three-year horizons, as we do in the Quarterly Earnings Snapshot George referenced in his opening remarks.  Focusing on the forest, not the trees, provides a better measure of our business’s true growth.

Moreover, our focus extends beyond any single quarter and, as I mentioned at the beginning of this call, is centered on converting our large Total Addressable Markets (TAMs) into substantial free cash flow. To that end, I want to use the rest of this call to update you on key developments in two of our Ecosystem Driven Opportunities and preview a new market opportunity that presents a TAM as large as, if not larger than, any other opportunity we are pursuing.

As a reminder, we view our business as having three pillars of shareholder value.

The first pillar is our long-standing relationship with the world’s central banks. Beyond the meaningful cash flow this 26-year relationship provides, our work with the central banks also acts as a source of intellectual property generation for our commercial business, gives us invaluable credibility as a trustworthy supplier, and demonstrates our ability to scale.

The second pillar comprises our SaaS and PaaS products that follow a more traditional software Go-To-Market (GTM) model in areas such as deal size, sales cycle, and lack of ecosystem dependencies. I touched briefly on the progress in our CoE program earlier.  For additional important updates from Q2 related to this pillar, I again encourage everyone to review our Quarterly Earnings Snapshot.

The third pillar consists of our Ecosystem Driven Opportunities.  These opportunities encompass industry-wide or country-wide initiatives that, once in motion, have powerful flywheels that should drive quick, broad, and sticky adoption, but also have ecosystem dependencies that makes timing unpredictable as it is predominantly outside of our direct control.  Before I provide an update on our progress in two of these opportunities, namely Digimarc Retail Experience and Digimarc Recycle, I again want to point everyone to our Quarterly Earnings Snapshot for an update on our third Ecosystem Driven Opportunity, Digimarc Validate (Media), which we continue to believe can deliver the safer, fairer, and more authentic internet we all deserve.

Turning to the update on Digimarc Retail Experience, recall this offering is a “razor/razor blade” product.  The “razor” involves licensing our Digimarc Illuminate platform to retailers who use its capabilities to build out the points of detection required to enable next-generation in-store operations.  The “razor blades” are provided by our licensing Digimarc Retail Experience to the brands whose products are carried by that retailer (including the retailer’s private label brands), allowing their products to interact with these points of detection.

As stated on a prior call, we believe the TAM of licensing our platform to enable next-generation in-store operations is well into nine figures of ARR. We believe the TAM of Digimarc Retail Experience is multiples larger still.

But beyond these incredibly large TAMs, Digimarc Retail Experience is also an easy way for these national brands to begin their Digimarc journey en masse. Once their products are digitized, we will have the opportunity to be excellent at guiding these brands along their journey of solving additional problems through the adoption of other Digimarc solutions.  Moreover, the more national brand items digitized using our technology, the easier it is for additional retailers to license our platform to build out their own points of detection while in parallel adopting Digimarc Retail Experience for their private label items.

We expect most retailers will use our platform to build points of detection that utilize other means of product identification beyond the 1D, 2D, and digital watermarking signals that our platform supports.  In Q2, we provided our largest commercial customer with demonstrable proof that our technology can carry a very heavy load in this multi-signal future, resulting in two important developments that give us confidence this flywheel is likely to start spinning.

First, and most immediately, we believe this customer now understands that the more items in their stores that are digitized with our technology, including items produced by national brands, the more profound the improvement to their in-store operations will be.

Second, we believe this customer also now understands the value of Digimarc delivering a greater amount of the software capabilities powering their points of detection.  This should ultimately increase the size and time-to-market of the “razor” component of this flywheel, not only with our initial customer, but with subsequent ones as well.

While I cannot provide any additional details at this time, I want to emphasize two key points.  First, it is difficult to overstate the importance of these developments.  Second, we expect and look forward to being able to share more information soon.

Turning now to Digimarc Recycle, Q2 saw us make important progress on this Ecosystem Driven Opportunity as well. On our February earnings call, we discussed a new Go-To-Market avenue for this revolutionary product, in which we would work with a qualified partner who would lead a regional or country-wide rollout. On our May call, I mentioned we were in conversations with multiple parties regarding this new path.

Since then, the number of parties with whom we are having conversations has increased, as has the number of countries in which we are having these conversations.  Moreover, thanks to a deeply-valued ecosystem participant who believes as strongly as we do in both the environmental and the economic ROI of our solution, we expect to soon receive introductions to multiple large and powerful entities capable of acting as our partners in additional countries.

While we expect these will be elongated sales cycles, we are pleased with the progress and believe that the opening of our first country should accelerate other conversations, both existing and future.  To that end, the first qualified partner with whom we entered conversations has told us they expect to be ready to sign a deal for the initial rollout of Digimarc Recycle in a European country in the second half of this year.

Finally, and breaking with our practice of not discussing new products until we’ve signed a marquee customer, I want to close my prepared remarks today by talking about a new market opportunity because of our confidence in the value of our solution and the materiality to our business if we are correct.

For over a quarter of a century, we have worked with the world’s central banks to protect their currencies. However, one of the fastest growing and most pernicious attacks on a class of currency isn’t against the banknotes issued by federal governments, but the currency issued by brands and retailers: gift cards.

As I have mentioned in the past, we expect our most exciting opportunities to come from prospects experiencing problems that can be uniquely solved by our ability to identify and authenticate physical and digital items where other means of identification and authentication don’t work well or don’t work at all. It is then incumbent upon us to determine A) if there is a sizable and repeatable business problem that B) additional prospects beyond the first have an urgency to solve where C) we can provide a solution of enduring and differentiated value that D) presents us with a path to fast and profitable scale.

This is exactly how our opportunity in gift cards has developed.  Gift cards face multiple attack vectors, and the costs of these attacks (both monetary and reputational) are real and getting worse.  Moreover, existing solutions are expensive and ineffective, and it is becoming clear to the industry (ecosystem partners and end customers) that we have a significant role to play.

We believe we can provide a solution today that addresses some of the most common attack vectors, providing a significant increase in efficacy while actually reducing the current bill of materials (BOM) cost, delivering a meaningful and attractive ROI.  That, combined with the expected ease of implementation, should allow for rapid scaling post initial adoption. Moreover, while no material dependencies prevent any single gift card issuer from independently adopting our solution, many industry participants are aware of our work and are interested in finding a widely adoptable solution as the large and growing level of loss is leading to grave concerns in the industry.

Thus, our opportunity in the gift card industry shares the most attractive attributes of our Ecosystem Driven Opportunities, namely the likelihood of rapid scaling and incredible stickiness once scaled, without the multi-stakeholder dependencies that characterize those opportunities as ecosystem-driven.

We are likely to launch our gift card offering with a few different implementation architectures that we believe yield a US market TAM ranging from $900 million to $1.5 billion of ARR.  While we are starting in the US because this is where our initial prospect and partner engagements have occurred, there is nothing that we or the industry see that prevents this from being a global solution. In fact, as stated earlier, our ability to act as a universal and global solution seems to be one of the things about which the industry is most excited. Although we haven’t yet conducted a detailed analysis to quantify the global TAM, it will be significantly larger than that of the US alone.  Moreover, as we continue to build additional features into our solution to address more attack vectors, we believe we should be able to capture a share of that added value, providing further upside to our TAM.

While the excitement and urgency shown by the industry has been remarkable, there is still more to learn as we advance this work. and I want to caution we don’t know what we don’t know.  However, the list of things we don’t know is shrinking rapidly, giving us comfort in discussing this opportunity today.

In addition to our obvious excitement about this opportunity stand-alone, it also dovetails nicely with other retailer loss prevention solutions we are progressing, including a solution addressing the theft of prepared food for which we signed an initial deal with a regional grocer in Q2.  I focused my comments today on the gift card opportunity because of the urgency with which the industry is engaging as well as the massive TAM it represents. However, it is important to note that the potential to offer a suite of value-accretive products leveraging the same technology and sold to the same loss prevention buyers is exciting, as it provides us another avenue to be easy to begin doing business with and excellent at guiding customers along their Digimarc journey.

Finally, while not an immediate focus, we believe there are future synergies that can be unlocked between our retail loss prevention offerings and Digimarc Retail Experience, as retail loss prevention and retail operations are closely intertwined.  We will keep you updated as things progress.

I will now turn the call over to Charles to discuss our financial results.

Financial Results [Charles Beck]

Thank you, Riley, and hello everyone.

Financial highlights on a year-over-year basis for the second quarter included:

•    Ending ARR1 increased 44%;
•    Commercial subscription revenue increased 39%;
•    Subscription gross profit margin2 was 89%, a 5 percentage point improvement;
•    Total expenses only increased 2%; and
•    Non-GAAP net loss decreased 14%.

We continue to focus on delivering improvement in these financial metrics as they are critical levers in reaching positive free cash flow.

Ending ARR increased 44% from $16.7 million at the end of June last year to $23.9 million at the end of June this year. The year-over-year increase in ARR largely reflects the impact of new customer contracts and several important customer upsells, partially offset by customer churn.

Total revenue for the quarter was $10.4 million, an increase of $1.6 million or 19% from $8.7 million in Q2 last year, reflecting strong growth in subscription revenue.

Subscription revenue, which accounted for 61% of total revenue for the quarter, grew 36% from $4.7 million to $6.4 million. The increase reflects subscription revenue recognized on new customer contracts as well as upsells on existing customer contracts. Commercial subscription revenue grew at an even higher rate of 39%.

Service revenue decreased 1% from $4.1 million to $4.0 million, reflecting slightly lower commercial services.

Subscription gross profit margin improved from 84% in Q2 last year to 89% in Q2 this year, representing a 5 percentage point improvement. The significant increase year-over-year reflects both the strong growth in subscription revenue and a favorable mix in subscription revenue to our newer products.

Service gross profit margin improved from 51% in Q2 last year to 58% in Q2 this year, reflecting a favorable change in labor mix. We expect to generate mid-50 percent service gross profit margins on a normalized basis, with some fluctuation quarter to quarter.

Operating expenses for the quarter were $16.8 million compared to $16.1 million in Q2 last year, an increase of 4%. Roughly half of the increase was due to lower costs being allocated from operating expenses to cost of revenue this quarter due to lower billable services. Total expenses, excluding the impact of allocations, only increased 2% year-over-year. Comparing this number to the 39% growth we delivered in commercial subscription revenue shows the operating leverage we have been focused on building into our business. To continue driving this considerable operating leverage, we are focused on maximizing our productivity and efficiency as an organization, including better leveraging the capabilities of tools like GenAI, to minimize the impact of rising labor and other costs.

Non-GAAP operating expenses, which exclude non-cash and non-recurring items, were $14.0 million for the quarter, up 8% compared to $12.9 million in Q2 last year.  Again, roughly half of this increase was due to lower costs being allocated from operating expenses to cost of revenue this quarter because of lower billable services.

Net loss per share for the quarter was 43 cents versus 53 cents in Q2 last year. Non-GAAP net loss per share was also considerably lower for the quarter at 23 cents versus 29 cents in Q2 last year.

We ended the quarter with $41.5 million in cash and short-term investments.

Free cash flow3 usage was $6.9 million for the quarter, compared to $7.9 million in Q2 last year. Given that cash flows can fluctuate quarter to quarter depending on the timing of receipts and payables, we continue to believe that a good proxy for a normalized level of free cash flow is using non-GAAP loss plus capital expenditures. While cash burn in the first half of 2024 was above this proxy, we expect the unfavorable fluctuations on timing of receipts and payables to reverse in the second half leading to full year cash flow being generally in-line with this proxy and hence free cash flow in the second half to be much better than the first.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

1 Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.
2 Subscription gross profit margin excludes amortization expense on acquired intangible assets.
3 Free cash flow includes cash used in operating activities, the purchase of property and equipment and capitalized patent costs.

Final Remarks [Riley McCormack]

Thanks Charles.

In Q2, we made significant progress on multiple fronts, highlighted by meaningful developments in two of our Ecosystem Driven Opportunities and the rapid progression of an attractive new market opportunity in protecting gift cards from the ever-increasing threats they face.

The developments in the Ecosystem Driven Opportunities give us confidence that we are likely on the precipice of getting these two flywheels spinning. The rapid progression of our opportunity in gift cards is stand-alone exciting and could also serve as the cornerstone for a broader suite of offerings that help retailers combat one of their most pressing business challenges: the ever-increasing prevalence and cost of shrink.

While we continue to expect our business to be lumpy until we reach a larger scale, the progress we made in Q2 further demonstrates that as a result of our laser-like focus on the execution of our strategy, and the core tenets therein, we are not only on track to unlock the massive TAMs on which we are focused today, but also that new TAMs can rapidly develop.

We are positioning ourselves to convert our large Total Addressable Markets into substantial free cash flow by delivering high and long-lasting growth at world-class operating margins. Our progress in Q2 gives us even greater confidence in our ability to achieve this goal.

Operator, we will now open up the call for questions.